Exhibit (j)

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 112 to the Registration Statement on Form N-1A of Fidelity Union Street Trust: Fidelity Arizona Municipal Income Fund of our report dated October 15, 2007 and Fidelity Maryland Municipal Income Fund of our report dated October 16, 2007 on the financial statements and financial highlights included in the August 31, 2007 Annual Reports to Shareholders of the above referenced funds, which is also incorporated by reference into the Registration Statement.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statements of Additional Information.

/s/ PricewaterhouseCoopers LLP PricewaterhouseCoopers LLP
Boston, Massachusetts
October 30, 2007